Exhibit 99.1

For immediate release: June 3, 2009	Media Contact: Joan Campion (212) 733-2798

Investor Contact: Suzanne Harnett (212) 733-8009

Pfizer Announces Completion Of European Debt Offering
- - -
Bridge Term Loan Credit Agreement Terminated

NEW YORK, NY, June 3 - Pfizer Inc today announced the successful completion of its offering of €5.85 billion and £1.50 billion of senior unsecured notes (totaling approximately $10.5 billion). The notes consist of:

  €1.85 billion of 3.625% notes due 2013
  €2.00 billion of 4.75% notes due 2016
  €2.00 billion of 5.75% notes due 2021
  £1.50 billion of 6.50% notes due 2038

The notes were offered in a private placement pursuant to Regulation S under the Securities Act of 1933, as amended. Pfizer intends to use the net offering proceeds for general corporate purposes, including funding a portion of the purchase price of the pending Wyeth acquisition and the refinancing of existing debt.

As a result of the completion of this offering, the Company's 364-Day Bridge Term Loan Credit Agreement, dated March 12, 2009, which Pfizer had entered into in connection with its financing of the pending Wyeth acquisition, has been terminated. No amount had been drawn down under that facility.

The notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes, nor shall there be any sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Additional Information

In connection with the pending acquisition of Wyeth, Pfizer has filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement of Wyeth that also constitutes a prospectus of Pfizer. Wyeth will mail the proxy statement/prospectus to its stockholders. Pfizer and Wyeth urge investors and security holders to read the proxy statement/prospectus regarding the pending acquisition when it becomes available because it will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC's website (www.sec.gov). You may also obtain these documents, free of charge, from Pfizer's website, www.pfizer.com, under the tab "Investors" and then under the tab "SEC Filings." You may also obtain these documents, free of charge, from Wyeth's website, www.wyeth.com, under the heading "Investor Relations" and then under the tab "Financial Reports/SEC Filings." Pfizer, Wyeth and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Wyeth stockholders in favor of the pending acquisition. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Wyeth stockholders in connection with the pending acquisition is set forth in the proxy statement/prospectus. You can find information about Pfizer's executive officers and directors in its definitive proxy statement filed with the SEC on March 13, 2009. You can find information about Wyeth's executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in the proxy statement/prospectus. The information contained in Pfizer's or Wyeth's websites is not incorporated by reference and does not constitute a part of this press release.

# # # # #